Exhibit 99.2

August 1, 2018

To Our Stakeholders,

As you may have read through our earnings release this afternoon, earlier today, our Board approved the reduction of the Company’s minimum asset coverage ratio to 150% as permitted under Section 61(a)(2) of the Investment Company Act of 1940, as amended by the Small Business Credit Availability Act (“SBCAA”), and unanimously recommended that TSLX shareholders approve a proposal to be presented at a special meeting of stockholders, which would allow the lower asset coverage requirement to apply immediately following stockholder approval.  Upon the effectiveness of the lower minimum asset coverage ratio requirement, the Company is adopting a new financial policy of 0.90x to 1.25x target leverage range (versus the current target range of 0.75x-0.85x). In conjunction with the change in asset coverage, TSL Advisers, LLC (“the Adviser”) will implement a base management fee waiver of 50 basis points on the portion of assets financed with greater than 1.0x leverage. In their review process, our Board’s considerations included, but were not limited, to the following:

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Regulatory Relief: Increased cushion related to the regulatory minimum asset coverage ratio. We believe by adopting the lower minimum asset coverage ratio requirement in combination with overlaying our new financial policy of 0.90x to 1.25x target leverage, we increase our regulatory cushion significantly, thereby reducing risk for both debt and equity investors.

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Trade-off Between Increasing the Fundamental Earnings Power of the Business and the Risks Associated With Greater Leverage: We believe that operating at the top end of our financial policy adds approximately 150-250 basis points of additional ROEs over time. Our analysis shows that additional leverage is accretive to ROEs up to approximately 4.00% annual credit losses in any given year. In addition, operating at the top end of our financial policy provides incremental cushion to our current base dividend level as annual credit losses would have to increase by 50% (compared to operating at 0.75x leverage) before we would need to reduce our current base dividend.

Exhibit 99.2

                     Note: Assumes an all-in yield on assets of 11.9%, operating expense on assets of 0.6%, cost of debt of 5.05%, and no fee waivers.

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Maintaining our Investment Grade Credit Ratings: believe at our new financial policy of 0.90x to 1.25x target leverage, we will be able to maintain all of our current investment grade credit ratings. We believe that having investment grade ratings is a competitive advantage and is helpful, but not necessary, in our ability to attract necessary capital. Specifically as it relates to our bondholders, based on trailing twelve month June 30, 2018 information, interest coverage would continue to remain robust under our new financial policy at approximately 3.0x at 1.25x leverage, compared to 4.0x interest coverage at 0.75x leverage.

As we’ve shared before, our general viewpoint is that regulatory relief available through the SBCAA is in itself a positive for shareholders and creditors in the sector as it removes the most significant existential risk that a BDC structure faces—the risk that broader market events and individual portfolio company specific credit issues puts downward pressure on the fair value of investments that could, at worst, result in a breach of statutory asset coverage requirements. Such a breach could severely limit the ability for a BDC to operate, constraining further borrowings and therefore the ability to pay distributions to shareholders and interest to lenders. That being said, we believe the potential application for leverage changes would provide a great opportunity for a select few BDCs in the sector, but could create meaningful incremental risk for most of the sector’s shareholders given the median returns on equity that have been generated have been below the sector's cost of equity.

In assessing our financial policy in light of this regulatory change, we incorporated feedback from our stakeholders, including our shareholders, noteholders, lending partners, and ratings agencies, and overlaid it with our philosophies on capital preservation, capital allocation and risk management. Ultimately, we reached the conclusion that accessing regulatory relief, with a modest change in our financial policy and a continuation of our rigorous risk management framework, would be in the best long-term interest of our stakeholders. We have no plans to make significant changes to our business plan outside of our financial policy. We plan to continue focusing on directly originated, first lien senior secured investments with attractive risk-adjusted returns. Our current thinking with incremental leverage capacity is to grow assets organically over time when the market opportunity set permits and further enhance the diversification profile of our portfolio.

We believe we have the right principles and risk management framework to protect our stakeholder’s capital and create long-term value for our stakeholders. More importantly, we believe we have the right human capital, as demonstrated by our investment track record, to utilize our incremental leverage capacity to the benefit of our stakeholders. On the risk management side, we have newly established a risk management committee to assist our Board in its oversight of the company’s overall risk tolerance and policies.

Exhibit 99.2

We look forward to discussing this topic on our second quarter 2018 earnings call tomorrow morning (August 2, 2018) at 8:30 am EDT. We encourage those who are interested to visit the Investor Resources section of the TSLX website for details on the conference call and webcast.

Please feel free to reach out with any questions. We’re happy to discuss live over the phone.

Sincerely,

Josh, Ian, Bo, Lucy and the TSLX Team

Exhibit 99.2

ForwardLooking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the Company’s future performance or financial condition. These statements include, but are not limited to, statements regarding the proposal to reduce the Company’s minimum asset coverage ratio to 150% and the special meeting  and statements regarding management’s plans, upon the effectiveness of a lower asset coverage requirement, with respect to the Company’s financial policy, dividend policy, investment strategy, target debt-to-equity range, returns on equity, credit ratings and interest coverage. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any such forward-looking statements. The Company undertakes no duty to update any forward-looking statements made herein.

Important Information For Stockholders

In connection with the proposal to reduce the Company’s minimum asset coverage ratio to 150%, the Company intends to file a preliminary proxy statement and an accompanying proxy card with the SEC. The information contained in the preliminary proxy statement will not be complete and may be changed. The Company will also file with the SEC a definitive version of the proxy statement and accompanying proxy card that will be sent or provided to stockholders when available. The Company advises its stockholders and other interested persons to read the proxy statement and other proxy materials as they become available because they will contain important information. The proxy materials will become available at no charge on the SEC’s website at http://www.sec.gov and on the Company’s website at http://www.tpgspecialtylending.com. In addition, the Company will provide copies of the proxy statement without charge upon request.